Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 13 DATED DECEMBER 1, 2021
TO THE PROSPECTUS DATED APRIL 5, 2021

This supplement No. 13 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 13 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•the acquisitions of 5 and 47 National Way; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period of October 1, 2021 through November 30, 2021, we redeemed 1,391,206 shares for a total of approximately $17,887,158 pursuant to our share repurchase plan. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from October 1, 2021 through December 31, 2021 are limited to approximately $123,680,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Acquisitions
On September 28, 2021, we acquired 5 and 47 National Way, two life science properties located in Durham, North Carolina totaling 375,000 square feet. The purchase price was approximately $67 million.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from November 1 to November 30, 2021, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
November 1, 2021	$12.84	$12.87	$12.88	$12.87	$12.86
November 2, 2021	$12.84	$12.87	$12.88	$12.88	$12.86
November 3, 2021	$12.85	$12.87	$12.88	$12.88	$12.86
November 4, 2021	$12.87	$12.89	$12.91	$12.90	$12.88
November 5, 2021	$12.90	$12.92	$12.94	$12.93	$12.91
November 8, 2021	$12.89	$12.92	$12.93	$12.93	$12.91
November 9, 2021	$12.90	$12.92	$12.94	$12.93	$12.91
November 10, 2021	$12.92	$12.95	$12.96	$12.95	$12.94
November 11, 2021	$12.94	$12.96	$12.98	$12.97	$12.95
November 12, 2021	$12.93	$12.96	$12.97	$12.97	$12.95
November 15, 2021	$12.94	$12.97	$12.98	$12.97	$12.95
November 16, 2021	$12.94	$12.97	$12.98	$12.98	$12.96
November 17, 2021	$12.95	$12.98	$12.99	$12.99	$12.97
November 18, 2021	$12.95	$12.98	$12.99	$12.99	$12.97
November 19, 2021	$12.99	$13.02	$13.03	$13.03	$13.01
November 22, 2021	$12.99	$13.02	$13.03	$13.03	$13.01
November 23, 2021	$13.00	$13.03	$13.05	$13.04	$13.02
November 24, 2021	$13.00	$13.03	$13.05	$13.04	$13.02
November 26, 2021	$13.01	$13.04	$13.05	$13.05	$13.03
November 29, 2021	$13.01	$13.04	$13.05	$13.05	$13.03
November 30, 2021	$13.05	$13.09	$13.10	$13.09	$13.08
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.